Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

I, Mary A. Laschinger, entered into that certain Employment Agreement with Veritiv Corporation dated December 29, 2017 (the “Agreement”). In consideration of Veritiv Corporation (together with its Subsidiaries, the “Company ”) agreeing to the deemed satisfaction of the continued employment requirements set forth in all outstanding LTIP Awards that were granted to me six months or more prior to my Retirement Date, as defined below, in accordance with Section 5(b)(ii) of the Agreement, and other good and valuable consideration (the “Retirement Benefits”), I enter into this Separation Agreement and General Release (“General Release”). I hereby release and forever discharge as of the date hereof the Company and its respective affiliates and related companies, the administrator (the “Administrator”) of the Veritiv Corporation 2014 Omnibus Incentive Plan (As Amended and Restated, Effective March 8, 2017) (the “Plan”), and their respective predecessors, successors and assigns (the “Veritiv Group”), and each of their present, former and future managers, directors, officers, employees, successors and assigns, and their direct or indirect owners (collectively, the “Released Parties”) to the extent provided below in Section 4(a). The Released Parties are intended to be third-party beneficiaries of the release of claims set forth in Section 4(a) below, which may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.            Retirement. My employment with the Company and the Employment Term under the Agreement will end due to my retirement, effective September 30, 2020 (the “Retirement Date”). In accordance with Section 8(e) of the Agreement, I hereby voluntarily resign from the Board and all other positions I hold as an officer, director or fiduciary of any Company-related entity effective as of the Retirement Date. The parties waive the notice requirement set forth in Section 7(f) of the Agreement.

2.            Retirement Benefits. The parties hereto acknowledge and agree that my retirement from the Company is a “Retirement” within the meaning of the Agreement and that we have successfully implemented a succession plan in which I will be succeeded by a well-trained officer approved by the Board to assume the duties and responsibilities of chief executive officer. Accordingly, my outstanding LTIP Awards will be treated in accordance with Section 5(b)(ii) of the Agreement, subject to my agreement to continue to comply with the restrictive covenants set forth in paragraph 10 of this General Release. A list of my outstanding LTIP Awards is annexed hereto as Attachment A. In accordance with Section 5(b)(ii) of the Agreement and subject to my continued compliance with the restrictive covenants set forth in paragraph 10 of this General Release, (i) payment of the LTIP Awards designated on Attachment A as “Time-Vesting RSUs” will be made to me on April 1, 2021, or, if earlier, within 30 days after my death; and (ii) payment of the LTIP Awards designated on Attachment A as “Performance-Vesting Units” will be made to me in accordance with their terms following the end of the applicable three-year performance period between January 1st and March 15th of the calendar year immediately following the end of the three-year performance period, as described in the applicable LTIP Award agreement; provided, however, that payment of the 2018 Performance-Vesting Units will be made to me on April 1, 2021. Except as otherwise provided by the terms of any tax-qualified retirement plan of the Company in which I am a participant, the Retirement Benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company. I understand and agree that I am not entitled to any payments or benefits (i) under the Veritiv Group’s Severance Plan, or (ii) under Section 8 of the Agreement, with the exception of the Accrued Benefits (which shall be paid to me promptly (and, in any event, within 30 days) after the Retirement Date) and otherwise as expressly provided therein or herein. For avoidance of doubt, the Company agrees that the Accrued Benefits shall include 6 days of accrued but unused vacation days.

3.            Annual Incentive Plan; Attorneys’ Fees. Under the terms of the Company’s annual incentive plan, I will receive a pro-rated annual bonus through my Retirement Date, based upon the lesser of target and the level at which the applicable performance goals are achieved (determined and payable to me on April 1, 2021 pursuant to the terms of the bonus plan). For purposes of the foregoing, any individual performance goals will be treated as being achieved at target. Within 10 business days of my execution of this General Release, the Company shall pay Dechert LLP for the reasonable and documented legal fees, costs and expenses incurred by me in connection with my separation from the Company, as reflected in the invoice to be presented to the Company within five (5) business days of the execution of this General Release by the parties.

4.            General Release.

(a)            Executive Release. Except as provided in paragraphs 7 and 12 below, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) irrevocably and unconditionally release and forever discharge the Company and the other Released Parties, collectively, separately, and severally, from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (from the beginning of time through the date that this General Release is signed by me) and whether known or unknown, fixed or contingent, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with or service to, or my separation or termination from, the Veritiv Group (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Equal Pay Act of 1963; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; all as amended, or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, federal or foreign law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Veritiv Group; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”). I understand and intend that this General Release constitutes a general release of all claims and that no reference herein to a specific form of claim, statute or type of relief is intended to limit the scope of this General Release.

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(b)            Company Release. The Company knowingly and voluntarily irrevocably and unconditionally releases and forever discharges me and my heirs, executors, and administrators, collectively, separately, and severally, from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, claims of misconduct (including, without limitation, under any LTIP award agreement or equity incentive plan) as of the date of this General Release, or liabilities of any nature whatsoever in law and in equity that are arising out of or related to my employment by or service to the Company, both past and present, which are known to the General Counsel, Chief Financial Officer, Chief Human Resources Officer, or the Presiding Director as of the date the Company executes this General Release. The Company understands and intends that this General Release constitutes a general release of claims and that no reference herein to a specific form of claim, statute or type of relief is intended to limit the scope of this General Release.

5.            Assignment. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 4(a) above.

6.            Representations. I acknowledge and represent that, as an employee of the Company and its affiliates, I have been obligated to report timely to the Company any conduct that would give rise to an allegation that the Company or any affiliate has violated any laws, rules, or regulations governing the Company’s and/or its affiliates’ business, including but not limited to conduct regarding compliance with the Company’s Code of Business Conduct and Ethics, policies or procedures. I am either not aware of any such conduct that would be deemed to be material, or have previously reported any such conduct that would be deemed to be material to the General Counsel. The Company, including its General Counsel, Chief Executive Officer, Chief Human Resources Officer, and Presiding Director are not aware of any such failures to report.

7.            Waiver; Excluded Claims. I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive, and the Claims do not include, any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to seek or recover any individual relief (including any money damages, reinstatement or other legal or equitable relief) resulting from the prosecution of such charge or investigation or proceeding, with the exception of my right to receive an award from a governmental or regulatory entity for information provided to such an entity (and not as compensation for actual or alleged personal injury or damages to me). Additionally, I am not waiving, and the Claims do not include, (i) any right to the Accrued Benefits, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification or advancement of expenses under the Company’s organizational documents or under Section 20 or 21 of the Agreement or otherwise, (iii) my rights as an equity or security holder in the Company, or (iv) my rights to enforce the terms of the Agreement and this General Release, both of which expressly survive the termination of my employment hereunder. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

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8.            Bar; Attorney’s Fees. I acknowledge and agree that if I should hereafter bring or attempt to bring a Claim against the Released Parties, this General Release may be raised as a complete bar, and the Released Parties may recover from me all costs incurred in connection with any such action, claim or proceeding, including attorneys’ fees. The Company acknowledges and agrees that if it should hereafter bring or attempt to bring a claim in contravention of paragraph 4(b) against me, the General Release may be raised as a complete bar, and I may recover from the Company all costs incurred in connection with any such action, claim or proceeding, including attorneys’ fees.

9.            Unknown Claims. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any foreign, state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release. I represent that I am not aware of any claim I might have other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 4(a) above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

10.            Restrictive Covenants.

(a)            Nondisclosure of Confidential Information.

(i)	Definition of Confidential Information. For purposes of this General Release, “Confidential Information” means confidential information relating to the business of the Company or its affiliates that (i) has been made known to me through my relationship with the Company or its affiliates, (ii) has value to the Company or its affiliates and (iii) is not generally known to the competitors of the Company or its affiliates. Confidential Information includes, without limitation, information relating to business strategies, investment and disposition strategies, sums invested, information regarding current or prospective deals and transactions, terms of transaction documents (including but not limited to purchase and sale agreements, operating agreements, lease agreements and employment agreements), financial information, client information, research activities, marketing plans and strategies, and non-public personnel information, regardless of whether such information is marked “confidential.” Confidential Information includes trade secrets (as defined under applicable law) as well as information that does not rise to the level of a trade secret, and includes information that has been entrusted to the Company or its affiliates by a third party under an obligation of confidentiality. Confidential Information does not include any information that has been voluntarily disclosed to the public by the Company or its affiliates (except where such public disclosure has been made by me without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

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(ii)	Restrictions on Use and Disclosure. Except as otherwise provided in paragraph 12 below or paragraph 10(a)(iii), I agree to hold in confidence all Confidential Information and to not, either directly or indirectly, use or disclose any Confidential Information to any person or entity without the prior written consent of the Company. My obligations as set forth in this General Release are in addition to any other obligations I may have to protect or not use or disclose Confidential Information, and such obligations will continue for so long as the information in question continues to constitute Confidential Information.

(iii)	Notice to Company. Except as otherwise provided in paragraph 12 below, if I am requested or required pursuant to any legal or investigatory proceeding or process or otherwise to disclose any Confidential Information, I agree to promptly notify the Company in writing prior to disclosing any such Confidential Information (unless such notice would be prohibited by law) so that the Company may seek a protective order or other appropriate remedy. I agree to cooperate with the Company (and the Company agrees to reimbuse me for my reasonable expenses in accordance with Section 409A of the Code (as defined below)) to preserve the confidentiality of such Confidential Information consistent with applicable law or court order and to limit any such disclosure to the minimum disclosure necessary to comply with such law or court order.

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(b)            Intellectual Property. All intellectual property created by or accruing to me, alone or in conjunction with others, as a result of my employment with the Company (and all intellectual property created by or accruing to me during the six (6) month period immediately following termination of my employment with the Company to the extent such intellectual property pertains or applies to my work for the Company) belongs solely and exclusively to the Company. Such intellectual property includes, but is not limited to, worldwide rights in or to: inventions, improvements, and discoveries whether or not patentable; trade secrets and confidential information; patents and patent applications; works of authorship, copyrights and copyright registrations, and renewal, “moral” and similar rights applicable thereto; and product names, brand names, taglines, slogans, trademarks, service marks, and applications and registrations therefor. I hereby assign and shall assign any and all right, title and interest that I have or may have in such intellectual property, and I shall neither have nor retain any right, title or interest therein whatsoever. I agree that the compensation I received from the Company fully compensated me for assignment, transfer, release, or surrender (as the case may be) of such rights and that no royalty or additional compensation is payable as a result thereof.

(c)            Acknowledgements. I acknowledge that (i) I have performed services of a unique nature for the Company that are irreplaceable, and that my performance of such services to a competing business will result in irreparable harm to the Company, (ii) I have had access to confidential information which, if disclosed, would unfairly and inappropriately assist in competition against the Company or any of its Subsidiaries (for purposes of this General Release, “Subsidiaries” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company, directly or through one or more Subsidiaries), (iii) the Company and its Subsidiaries have substantial relationships with their customers, and I have had access to these customers during my employment with the Company and (iv) I have generated goodwill for the Company and its Subsidiaries in the course of my employment. In consideration of the restrictive covenants in paragraph 10 of this General Release, the Company waives the requirements of Section 5(c)(ii)(B) of the Agreement.

(d)            Noncompetition. From the date of this General Release through September 30, 2022 (the “Restricted Period”), I will not, directly or indirectly, perform any of the Prohibited Activities on behalf of a Competitive Business anywhere in the Territory. Nothing herein shall prohibit me from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded company engaged in a business that is in competition with the Company or any of its Subsidiaries, so long as I have no active participation in the business of such company.

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(i) For purposes of this General Release:

“Prohibited Activities” means activities of the type conducted, provided, or offered by me for or on behalf of the Company within two years prior to the Retirement Date, including supervisory, management, operational, business development, maintenance of client relationships, corporate strategy, community relations, public policy, regulatory strategy, sales, marketing, investor relations, financial, accounting, information security, legal, human resource, technical and other similar or related activities and including service as an executive or in any similar capacity. Prohibited Activities also include any activities that are reasonably likely to require disclosure of Confidential Information.

“Territory” means each geographic area in which the Company conducts the Business of the Company during the two year period preceding the Retirement Date.

“Competitive Business” means any firm, partnership, joint venture, corporation, limited liability company, and/or any other entity or person or licensee of such entity or person that competes with the Business of the Company as of the Retirement Date.

“Business of the Company” means the highly competitive business of providing, selling or distributing the Services and Products.

“Services and Products” means the services the Company provided and the products the Company sold or distributed during the two year period preceding the Retirement Date.

(e)            Non-solicitation of Customers. During the Restricted Period, I agree that I shall not, directly or by assisting others, solicit or attempt to solicit any business from any customer of the Company or any of its Subsidiaries, including any actively sought prospective customers, with whom I had Material Contact during my employment, for purposes of providing products or services that are competitive with those offered by the Company or the Subsidiary. Products or services are considered competitive with those provided by the Company or a Subsidiary if such products or services are of the type conducted, authorized, offered or provided by the Company or a Subsidiary within two years prior to the Retirement Date. For purposes of this General Release, the term “Material Contact” means contact between me and each customer or potential customer (i) with whom I dealt on behalf of the Company or its Subsidiaries, (ii) whose dealings with the Company or its Subsidiaries were coordinated or supervised by me, (iii) about whom I obtained Confidential Information in the ordinary course of business as a result of my association with the Company or its Subsidiaries, or (iv) who receives products or services authorized by the Company or its Subsidiaries, the sale or possession of which results or resulted in possible compensation, commissions, or earnings for me within two years prior to the Retirement Date.

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(f)            Non-solicitation of Employees. During the Restricted Period, I agree that I shall not, directly or indirectly, solicit or attempt to solicit, any person who was an employee of the Company or any of its Subsidiaries, on, or within six (6) months before, the date of such solicitation or attempted solicitation, for purposes of inducing such person to terminate his or her employment with the Company or its Subsidiaries. Notwithstanding the foregoing, the provisions of this paragraph 10(f) shall not be violated by general advertising or solicitation not specifically targeted at Company-related persons.

(g)            Reasonableness of Covenants. In signing this General Release, I give the Company assurance that I have carefully read and considered all of the terms and conditions of this paragraph 10 hereof. I agree that these restraints are necessary for the reasonable and proper protection of the Company and its Subsidiaries and their trade secrets and confidential information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. I acknowledge that each of these covenants has a unique, very substantial and immeasurable value to the Company and its Subsidiaries and that I have sufficient assets to provide a livelihood while such covenants remain in force. I further covenant that I will not challenge the reasonableness or enforceability of any of the covenants set forth in this paragraph 10. It is also agreed that each of the Company’s Subsidiaries will have the right to enforce all of my obligations to that Subsidiary under paragraph 10 of this General Release.

(h)            Reformation. If it is determined by a court of competent jurisdiction in any state that any restriction in this paragraph 10 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(i)            Enforcement. I acknowledge that any breach of any covenants set forth in paragraph 10 of this General Release would cause irreparable harm to the Company, the exact amount of which would be difficult to determine, and that the remedies at law for any such breach would be inadequate. Accordingly, I agree that if I breach the covenants in paragraph 10(d) (Noncompetition) or 10(e) (Non-solicitation of Customers) in any respect, or any of the other covenants in paragraph 10 in any material respect, the Company will be entitled to (a) cease or withhold the Retirement Benefits, and I shall promptly repay to the Company 90% of any amount of the Retirement Benefits previously received (with the remaining 10% of serving as consideration for the release of claims and other covenants set forth in this General Release) and (b) obtain specific performance and injunctive and other equitable relief, without posting bond or other security, to enforce or prevent any further violation of such covenants. In any action for injunctive relief, the prevailing party will be entitled to collect reasonable attorneys’ fees and other reasonable costs from the non-prevailing party.

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11.            No Admission of Liability. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company or any other Released Party of any improper or unlawful conduct. The Company agrees that nothing contained in this General Release shall be deemed or construed at any time to be an admission by me of any improper or unlawful conduct.

12.            Protected Rights. Nothing contained in this General Release limits my ability to report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, Congress, any Inspector General, or any other federal, state or local governmental agency or commission (“Government Agencies”), or prevents me from providing truthful testimony in response to a lawfully issued subpoena or court order. This General Release does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Nothing in this General Release shall limit my ability under applicable United States federal law to (i) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (ii) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. In addition, I understand that nothing in this General Release limits my right to receive an award from a governmental or regulatory entity for information provided to such an entity (and not as compensation for actual or alleged personal injury or damages to me).

13.            Clawback Policy. Except as otherwise provided in paragraph 4(b), the LTIP Awards shall, in accordance with their terms and the terms of the Plan, continue to be subject to any generally applicable policies as to forfeiture, recoupment or “clawback” adopted by the Company as of (and as in effect on) the date immediately prior to the date of this General Release, or any such policy adopted after the date of this General Release to comply with applicable law.

14.            Cooperation for Regulatory Filings; Communications. I will complete questionnaires and provide other information reasonably requested by the Company to comply with its obligations to include information about me in filings with the Securities and Exchange Commission or other regulatory bodies. The parties hereby agree that, in connection with my departure from the Company, the Company has provided me with drafts of the press release, Form 8-K and related communications, and the parties agree that these documents have been reviewed by me and reflect my feedback. The parties also agree that the final press release, Form 8-K and any other communications related to my departure with investors, customers, suppliers, employees and other stakeholders will be consistent with the draft press release and draft Form 8-K previously provided to me.

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15.            Code Section 409A. The intent of the parties is that payments and benefits under this General Release shall comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and this General Release shall be interpreted and construed accordingly. To the extent that any LTIP Award is subject to Code Section 409A, the LTIP Award shall be payable in a manner that complies with Code Section 409A. The parties hereto agree that my “separation from service” (within the meaning of Code Section 409A) occurred on September 30, 2020. In the event that, upon the advice of counsel, the Company determines that any of the LTIP Awards would result in the imposition of any liability on me under Code Section 409A, then the Company and the Administrator may adopt such amendments to the applicable LTIP Award or take any other actions that the Company and the Administrator reasonably determines are necessary or appropriate, in either case, to exempt the LTIP Award from Code Section 409A, to comply with the requirements of Code Section 409A or to comply with any correction procedures available with respect to Code Section 409A, and will notify me of any such amendment or action that affects any outstanding LTIP Award; provided, however, that any such amendment or action that affects any of my LTIP Awards but does not affect any other participant, or that reduces the value or likelihood of the required payment of my LTIP Awards, in either case, shall be subject to my consent. I acknowledge that I will be a "specified employee" of the Company, as determined pursuant to Code Section 409A, at my Retirement Date. Notwithstanding the foregoing, neither the Company nor the Administrator shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on me under Code Section 409A and neither the Company nor the Administrator shall have any liability to me or to any person claiming through me for such tax or penalty (unless caused by any action to which I do not consent taken by the Company or the Administrator pursuant to this paragraph 15). No provision of the Plan, the LTIP Award agreement or this General Release shall be construed to indemnify me for any taxes incurred by reason of Code Section 409A (or timing of incurrence thereof) (unless caused by any action to which I do not consent taken by the Company or the Administrator pursuant to this paragraph 15).

16.            Tax Withholding. I understand that payments under this General Release and under the LTIP Awards may be subject to federal, state, local or other employment tax withholding, including taxes under the Federal Insurance Contributions Act, and that the Company shall have the right in its sole discretion to (i) require me to pay or provide for payment of the required tax withholding, (ii) deduct the required tax withholding from the amount of salary, bonus, incentive compensation or other amounts otherwise payable in cash to me, whether pursuant to this General Release or otherwise, and (iii) in the case of my LTIP Awards, to the extent provided for and in accordance with the applicable award agreement, retain a number of shares otherwise deliverable thereunder with a value equal to the required withholding.

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17.            Survival. Other than those provisions that are superseded by this General Release, the Agreement survives execution of this General Release. For avoidance of doubt, (i) I hereby acknowledge that Sections 11 (Cooperation; Further Agreements), 12 (Nondisparagement) and 13 (Return of Property) of the Agreement shall survive execution of this General Release, and I agree that the Retirement Benefits are expressly conditioned upon my compliance with those Sections; and (ii) the Company hereby acknowledges that Sections 12 (Nondisparagement), 20 (Indemnification) and 21 (Liability Insurance) of the Agreement shall survive execution of this General Release. The Company agrees that I shall be permitted to keep my iphone (including my existing iphone number), laptop, and ipad, for which I will assume the cost of service (the “Equipment”), provided, however, that I agree to deliver the Equipment to the Company within five (5) days after I sign this General Release so that it may permanently delete from the Equipment any information relating to the Veritiv Group (but, for the avoidance of doubt, not my personal contacts) and that I am permitted to retain a copy of my rolodex and similar address books. In addition, I am entitled to keep copies of my personal employment contracts, payment, benefit and similar employment-related documents, and I will otherwise return or destroy any Company documents in my possession. The Company agrees to return personal items and property in my office to me and to ship such items to my home address in Florida within (5) days following my execution of this General Release. For a period of 90 days after my Retirement Date, the Company agrees that an electronic response stating that I have retired and providing a message to contact my administrative assistant (or an alternate designee) for my personal contact information will be automatically sent in response to emails delivered to my Company email address. For avoidance of doubt, the Company will monitor emails sent to my Company email address after my Retirement Date to ensure that it receives notice of any business-related communications.

18.            Miscellaneous. Except as noted hereunder, this General Release, together with the Agreement, represent the final and entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, negotiations and discussions between the parties hereto and/or their respective counsel with respect to the subject matter hereof. I have not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this General Release. In the event that any provision of this General Release should be held to be invalid or unenforceable, each and all of the other provisions of this General Release will remain in full force and effect. Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. This General Release may not be modified, altered, or discharged except in writing signed by me and an authorized Company representative. The headings in this General Release are for reference only, and do not in any way affect the meaning or interpretation of this General Release. This General Release may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.

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19.            Governing Law; Waiver of Jury Trial. This General Release and all issues and questions concerning the construction, validity, enforcement and interpretation of this General Release shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal Laws of the State of Delaware shall control the interpretation and construction of this General Release, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS GENERAL RELEASE (WITH EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH OF THE PARTIES EXPRESSLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS GENERAL RELEASE OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING, AND ANY ACTION OR PROCEEDING UNDER THIS GENERAL RELEASE OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

[signatures on following page]

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BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, ALL AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN THE GENERAL RELEASE;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO;

5.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

6.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:

/s/ Mary A. Laschinger	Dated: 9-18-2020
Mary A. Laschinger

/s/ Mark W. Hianik	Dated: September 18, 2020
Mark W. Hianik

Senior Vice President, General Counsel & Corporate Secretary

Attachment A

Mary A. Laschinger
Outstanding LTIP Award Summary

Award Year	Type of Award	Grant Date	Target Shares/Dollar Amount
2018	Time-Vesting RSUs	1/1/2018	31,920
	Performance-Vesting Units (EBITDA)	1/1/2018	79,801
	Performance-Vesting Units (TSR)	1/1/2018	47,880
2019	Time-Vesting RSUs	1/1/2019	36,944
	Performance-Vesting Units (EBITDA)	1/1/2019	92,360
	Performance-Vesting Units (TSR)	1/1/2019	55,416
2020	Time-Vesting RSUs	1/1/2020	79,728
	Performance-Vesting Units (ROIC)	1/1/2020	$1,522,125
	Performance-Vesting Units (PKG GP$ Growth)	1/1/2020	$1,522,125